Exhibit 99.1

BP Prudhoe Bay Royalty Trust Announces No Unit Payment for the Fourth Quarter of 2024, Termination of the Trust on December 31, 2024, Commencement of Winding-Up of the Trust, and Receipt of Notice from NYSE Regarding Non-Compliance with Continued Listing Standards

HOUSTON, TX, January 6, 2025: BP Prudhoe Bay Royalty Trust (NYSE: BPT) announced that Unit holders will not receive a dividend payment for the quarter ended December 31, 2024. The dividend information is as follows:

Ex-Dividend Date:	January 14, 2025
Record Date:	January 15, 2025
Payable Date:	None
Dividend Rate:	$0.00 per Unit

As provided in the Trust Agreement, the quarterly royalty payment by Hilcorp North Slope, LLC (“HNS”) to the Trust is the sum of the individual revenues attributed to the Trust as calculated each day during the quarter. The amount of revenue is determined by multiplying Royalty Production for each day in the calendar quarter by the Per Barrel Royalty for that day. Pursuant to the Trust Agreement, the Per Barrel Royalty for any day is the WTI Price for the day less the sum of (i) Chargeable Costs multiplied by the Cost Adjustment Factor and (ii) Production Taxes.

For the three months ended December 31, 2024, the Per Barrel Royalty was calculated based on the following information:

Average WTI Price	$70.32
Average Adjusted Chargeable Costs	$91.10
Average Production Taxes	$2.42
Average Per Barrel Royalty	$(23.19)
Average Net Production (mb/d)	64.6

The average daily closing WTI price was below the “break-even” price for the quarter, resulting in a negative value for the payment calculation for the quarter. However, as provided in the Trust Agreement, the payment with respect to the Royalty Interest for any calendar quarter may not be less than zero.

Termination of the Trust

As previously disclosed, pursuant to the terms of the Trust Agreement, the Trust terminates when the net revenues from the Royalty Interest for two successive years are less than $1.0 million per year. The Trust has not received any revenues attributable to any of the four quarters of each of 2023 and 2024. Therefore, in accordance with the Trust Agreement, the Trust terminated at 11:59 PM on December 31, 2024, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), has commenced the process of winding up the affairs of the Trust.

Pursuant to the terms of the Trust Agreement, upon the termination of the Trust, the Trustee is required to sell for cash all the assets of the Trust (other than cash). As soon as practical following termination of the Trust, the Trustee is required to obtain a third-party opinion as to the fair market value of the Trust assets on the date of termination. HNS has an option, exercisable within 30 days of the notice of the determination of the fair market value, to purchase the assets of the Trust at a price equal to the greater of (i) the fair market value of the Trust assets as set forth in the opinion, or (ii) $11,641,600, which represents 21,400,000 outstanding units of beneficial ownership (the “Units”) as of December 31, 2024 multiplied by $0.544 (the closing price of the Units on the New York Stock Exchange (the “NYSE”) on December 31, 2024, the termination date of the Trust).

If HNS does not exercise its option within 30 days of receiving the fair market value opinion, the Trust Agreement requires the Trustee to sell the Trust assets on terms and conditions approved by the vote of holders of 60% of the outstanding Units, unless the Trustee determines that it is not practicable to submit the matter to a vote of the unitholders and the sale is made at a price at least equal to the fair market value of the Trust assets as set forth in the third-party opinion and on terms and conditions deemed commercially reasonable by that the third-party valuing the Trust assets.

The Trustee is obligated to distribute the available net proceeds of any such sale to the Unit holders after satisfaction of all of the Trust’s liabilities (including, without limitation, any expenses of the Trust) and establishing or increasing reserves for the payment of contingent liabilities of the Trust.

Unitholders do not have the right under the Trust Agreement to seek or secure any partition or distribution of the Royalty Interest or any other asset of the Trust or any accounting during the term of the Trust or during any period of liquidation and winding up.

The Trustee cannot predict when the wind-up of the Trust will be completed.

Notice from NYSE regarding Non-Compliance with Continued Listing Standards

The Trust also announced that on December 31, 2024, it received written notification (the “Notice”) from the NYSE that as of December 30, 2024, the Trust no longer satisfied the continued listing compliance standards set forth under Section 802.01C of the NYSE Listed Company Manual because the average closing price of the Trust’s units of beneficial interest (the “Units”) was less than $1.00 over a 30 consecutive trading-day period.

The Trust can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period the Trust has a closing Unit price of at least $1.00 and an average closing Unit price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. In the event that at the expiration of the six-month cure period, both a $1.00 closing share price on the last trading day of the cure period and a $1.00 average closing share price over the 30 trading-day period ending on the last trading day of the cure period are not attained, the NYSE will commence suspension and delisting procedures.

Neither the Trust nor the Trustee has any control over the trading price of the Units, nor does the Trust have the authority to cause a reverse split of the units or to take similar action designed to affect the trading price of the Units without a vote of the unitholders. If the Trust were unable to regain compliance with the applicable standards within a six-month cure period, the NYSE will commence suspension and delisting procedures.

Subject to the Trust’s compliance with the other continued listing requirements, during any applicable cure period, the Units are expected to continue to be listed and traded on the NYSE under the symbol “BPT” but the NYSE makes available on the consolidated tape an indicator, “.BC”, when a company is below the NYSE’s quantitative continued listing standards.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release are subject to a number of risks and uncertainties beyond the control of the Trustee. The actual results, performance and prospects, including the continued listing of the Units, of the Trust could differ materially from those expressed or implied by forward-looking statements. Descriptions of some of the risks that could affect the future performance of the Trust appear in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2023, the Trust’s subsequent Quarterly Reports on Form 10-Q, and the Trust’s other filings with the Securities and Exchange Commission (the “SEC”). The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov. The Trustee undertakes no obligation to update forward-looking statements after the date of this report, except as required by law, and all such forward-looking statements in this report are qualified in their entirety by the preceding cautionary statements.

Contact:

Elaina Rodgers

Vice President

The Bank of New York Mellon Trust Company, N.A.

713-483-6020